EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors

Build-A-Bear Workshop, Inc.:

We consent to the use of our reports dated March 19, 2009, with respect to the consolidated balance sheets of Build-A-Bear Workshop, Inc. and subsidiaries as of January 3, 2009 and December 29, 2007, and the related consolidated statements of income, stockholders’ equity, and cash flows, for each of the years in the three-year period ended January 3, 2009, and the effectiveness of internal control over financial reporting as of January 3, 2009, incorporated herein by reference.

/s/    KPMG LLP

St. Louis, Missouri

May 18, 2009